Exhibit 10.9

AMENDMENT TO

LICENSE AND API SUPPLY AGREEMENT

THIS AMENDMENT TO LICENSE AND API SUPPLY AGREEMENT (the “Amendment”) is made and entered into effective as of May 1, 2012, by and between CHONG KUN DANG PHARMACEUTICALS CORP., a corporation organized under the laws of Korea with a principal place of business at 368, 3-ga, Chungjeong-ro, Seodaemun-gu, Seoul 120-756, Korea (“CKD”), and CARA THERAPEUTICS, INC., a Delaware corporation with a principal place of business at One Parrott Drive, Shelton, CT 06484 (“Cara”). Cara and CKD may be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Cara and CKD are parties to that certain License and API Supply Agreement dated as of April 16, 2012 (the “Agreement”), pursuant to which Cara licensed to CKD exclusive rights in South Korea to a proprietary drug product of Cara referred to as CR-845;

WHEREAS, Cara and CKD desire to amend the Agreement to clarify certain payment obligations of CKD under the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the adequacy and sufficiency of which is hereby acknowledged the Parties agree as follows:

1. DEFINED TERMS. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Agreement.

2. AMENDMENT OF SECTION 6.1 OF AGREEMENT. Section 6.1 of the Agreement is hereby amended to read in its entirety as follows:

“6.1 License Fee and Equity Investment. CKD shall pay to Cara, within thirty (30) days after the Effective Date, an upfront license fee in the amount of Five Hundred Thousand United States Dollars (US$500,000) to be paid in cash by wire transfer of immediately available funds into an account designated in writing by Cara. In addition, CKD shall make an equity investment in Cara in the amount of Five Hundred Thousand United States Dollars (US$500,000), paid to Cara in cash by wire transfer of immediately available funds no later than thirty (30) days after the Effective Date, to purchase one hundred seventy-three thousand six hundred eleven (173,611) shares of preferred equity stock of Cara (such shares sold at $2.88 per share) pursuant to a Stock Purchase Agreement entered into between the Parties as of the Effective Date. Such upfront license fee and equity investment payments are nonrefundable and noncreditable against any milestones or other fees or payments due Cara under this Agreement.”

3. INTEGRATION. This Amendment is made a part of and integrated into the Agreement and amends Section 6.1 thereof. Except as so amended, the Agreement remains in full force and effect and continues in accordance with its terms.

1.

4. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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2.

IN WITNESS WHEREOF, the Parties hereto have executed this AMENDMENT as of the date set forth in the first paragraph hereof.

CHONG KUN DANG PHARMACEUTICALS CORP.

By:	/s/ Kyung Ju Lee
Name:	Kyung Ju Lee
Title:	President & CEO

CARA THERAPEUTICS, INC.

By:	/s/ Derek Chalmers
Name:	Derek Chalmers
Title:	President & CEO